(a)(44)

VOYA VARIABLE PRODUCTS TRUST

CERTIFICATE OF AMENDMENT OF

DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of Voya Variable Products Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Article VIII, Section 8.3 of the Trust's Declaration of Trust, dated December 17, 1993 (the "Declaration of Trust"), hereby amend the Declaration of Trust to allow the number of Trustees to also be established by resolution of the Trustees as follows:

1.Section 2.11 of the Declaration of Trust is hereby amended, effective September 12, 2019, to read in its entirety as follows:

"Section 2.11. Number of Trustees. The number of Trustees shall initially be two (2), and thereafter shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees or by resolution of the Trustees, provided, however, that the number of Trustees shall in no event be more than fifteen (15)."

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IN WITNESS WHEREOF, the undersigned have this day signed this Certificate of Amendment of Amended and Restated Declaration of Trust.

Dated: September 12, 2019 .
/s/ Colleen D. Baldwin	/s/ Joseph E. Obermeyer
_______________________________	________________________________
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee
/s/ John V. Boyer	/s/ Sheryl K. Pressler
________________________________	________________________________
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick	/s/ Dina Santoro
________________________________	________________________________
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
________________________________	________________________________
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee
/s/ Russell H. Jones	/s/ Roger B. Vincent
________________________________	________________________________
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee